CONSENT OF INDEPENDENT ACCOUNTANT

I hereby consent to the reference of my firm as experts in accounting and auditing in the Post Qualification Offering Circular Amendment No. of Doyen Elements, Inc. (formerly Advantameds Solutions USA Fund I Inc.) pursuant to Tier II of Regulation A of the Securities Act. We also consent to application of such report to the financial information in the in the Offering Circular, when such financial information is read in conjunction with the financial statements referred to in our previous report.

Denver, Colorado

December 18, 2017